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                                                                     EXHIBIT 99


Private Securities Litigation Reform Act of 1995
Safe Harbor Compliance Statement for Forward-Looking Statements

In passing the Private Securities Litigation Reform Act of 1995 (the "Reform Act"), Congress encouraged public companies to make "forward-looking statements" by creating a safe-harbor to protect companies from securities law liability in connection with forward-looking statements. ISS Group, Inc. ("ISS") intends to qualify both its written and oral forward-looking statements for protection under the Reform Act.

In addition to the other information in this Quarterly Report on Form 10-Q, stockholders should carefully consider the following factors in evaluating the Company and its business, as well as the Risk Factors set forth in the Company's Registration Statement on Form S-1 as filed with the Securities and Exchange Commission on March 1, 1999.

To qualify oral forward-looking statements for protection under the Reform Act, a readily available written document must identify important factors that could cause actual results to differ materially from those in the forward-looking statements. ISS provides the following information in connection with its continuing effort to qualify forward-looking statements for the safe harbor protection of the Reform Act.


RISK FACTORS

Forward-looking statements are inherently uncertain as they are based on various expectations and assumptions concerning future events and are subject to known and unknown risks and uncertainties. Our forward-looking statements should be considered in light of the following important risk factors. Variations from our stated intentions or failure to achieve objectives could cause actual results to differ from those projected in our forward-looking statements. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

WE ARE A YOUNG COMPANY THAT HAS INCURRED LOSSES

We began operations in April 1994 and have only achieved profitability over the past three quarters ended September 30, 1999. We cannot be certain that we can sustain such profitability in any future period. You should be aware that we have only a limited operating history upon which to evaluate our business and prospects. We operate in a new and rapidly evolving market and must, among other things:

        o       respond to competitive developments;

        o continue to upgrade and expand our product and services offerings; and

        o       continue to attract, retain and motivate our employees.

We cannot be certain that we will successfully address these risks.

OUR FUTURE OPERATING RESULTS WILL FLUCTUATE SIGNIFICANTLY

As a result of our limited operating history, we cannot predict our future revenues and operating results. However, we do expect our future revenues and operating results to fluctuate due to a combination of factors, including:





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        o       the growth of private Internet-based networks (often referred to as intranets);

        o the extent to which the public perceives that unauthorized access to and use of online information is a threat to network security;

        o the volume and timing of orders, including seasonal trends in customer purchasing;

        o our ability to develop new and enhanced products and expand our professional services;

        o the growth in the acceptance of, and activity on, the Internet and the World Wide Web, particularly by corporate, institutional and government users;

        o customer budgets which may limit their ability to purchase our products;

        o foreign currency exchange rates that affect our international operations;

        o the mix of distribution channels through which we sell our products;

        o       product and price competition in our markets; and

        o general economic conditions, both domestically and in our foreign markets.

We increasingly focus our efforts on sales of enterprise-wide security solutions, which consist of our entire product suite and related professional services, rather than on the sale of component products. As a result, we expect that each sale may require additional time and effort from our sales staff. In addition, the revenues associated with particular sales vary significantly depending on the number of products licensed by a customer, the number of devices used by the customer and the customer's relative need for our professional services. Large individual sales, or even small delays in customer orders, can cause significant variation in our license revenues and results of operations for a particular period. The timing of large orders is usually difficult to predict and, like many software companies, our customers typically license most of our products in the last month of a quarter.

Our future operating expenses are expected to increase in future periods as we intend to:

        o expand our domestic and international sales and marketing operations;

        o increase our investments in product development and our proprietary threat and vulnerability database;

        o       expand our professional services capabilities;

        o seek acquisition candidates that will enhance our products and market share; and

        o       improve our internal operating and financial systems.

We cannot predict our operating expenses based on our past results. Instead, we establish our spending levels based in large part on our expected future revenues. As a result, if our actual revenues in any future period fall below our expectations, our operating results likely will be adversely affected because very few of our expenses vary with our revenues. Because of the factors listed above, we believe that our quarterly and annual revenues, expenses and operating results likely will vary significantly in the future.

WE FACE INTENSE COMPETITION IN OUR MARKET

The market for network security monitoring, detection and response solutions is intensely competitive, and we expect competition to increase in the future. We cannot guarantee that we will compete successfully against our current or potential competitors, especially those with significantly greater financial resources or brand name recognition. Our chief competitors generally fall within one of four categories:





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        o       internal information technology departments of our customers and the consulting firms that assist them in formulating security systems;

        o relatively smaller software companies offering relatively limited applications for network and Internet security;

        o large companies, including Axent Technologies and Network Associates, that sell competitive products and offerings, as well as other large software companies that have the technical capability and resources to develop competitive products; and

        o software or hardware companies that could integrate features that are similar to our products into their own products.

Mergers or consolidations among these competitors, or acquisitions of small competitors by larger companies, would make such combined entities more formidable competitors to us. Large companies may have advantages over us because of their longer operating histories, greater name recognition, larger customer bases or greater financial, technical and marketing rescues. As a result, they may be able to adapt more quickly to new or emerging technologies and changes in customer requirements. They can also devote greater resources to the promotion and sale of their products than we can. In addition, these companies have reduced, and could continue to reduce, the price of their security monitoring, detection and response products, which increases pricing pressures within our market. In addition, large companies with broad product offerings, such as Network Associates, have bundled their security products with their other products and we expect them to continue to do so in the future. These companies may develop security monitoring, detection and response products that are better than our current or future products and this may render our products obsolete.

Several companies currently sell software products (such as encryption, firewall, operating system security and virus detection software) that our customers and potential customers have broadly adopted. Some of these companies sell products which perform the same functions as some of our products. In addition, the vendors of operating system software or networking hardware may enhance their products to include the same kinds of functions that our products currently provide. The widespread inclusion of comparable features to our software in operating system software or networking hardware could render our products obsolete, particularly if such features are of a high quality. Even if security functions integrated into operating system software or networking hardware are more limited than those of our software, a significant number of customers may accept more limited functionality to avoid purchasing additional software.

For the above reasons, we may not be able to compete successfully against our current and future competitors. Increased competition may result in price reductions, reduced gross margins and loss of market share.

WE FACE RAPID TECHNOLOGICAL CHANGE IN OUR INDUSTRY AND FREQUENT INTRODUCTIONS OF NEW PRODUCTS

Rapid changes in technology pose significant risks to us. We do not control nor can we influence the forces behind these changes, which include:

        o the extent to which businesses and others seek to establish more secure networks;

        o the extent to which hackers and others seek to compromise secure systems;

        o       evolving computer hardware and software standards;




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        o       changing customer requirements; and

        o frequent introductions of new products and product enhancements.

To remain successful, we must continue to change, adapt and improve our products in response to these and other changes in technology. Our future success hinges on our ability to both continue to enhance our current line of products and professional services and to introduce new products that address and respond to innovations in computer hacking, computer technology and customer requirements. We cannot be sure that we will successfully develop and market new products that do this. Any failure by us to timely develop and introduce new products, to enhance our current products or to expand our professional services capabilities in response to these changes could adversely affect our business, operating results and financial condition.

Our products involve very complex technology, and as a consequence, major new products and product enhancements require a long time to develop and test before going to market. Because this amount of time is difficult to estimate, we have had to delay the scheduled introduction of new and enhanced products in the past and may have to delay the introduction of new products and product enhancements in the future.

The techniques computer hackers use to gain unauthorized access to or to sabotage networks and intranets are constantly evolving and increasingly sophisticated. Furthermore, because new hacking techniques are usually not recognized until used against one or more targets, we are unable to anticipate most new hacking techniques. To the extent that new hacking techniques harm our customers' computer systems or businesses, affected customers may believe that our products are ineffective, which may cause them or prospective customers to reduce or avoid purchases of our products.

RISKS ASSOCIATED WITH OUR GLOBAL OPERATIONS

The expansion of our international operations includes the maintenance of sales offices in dispersed locations throughout the world, including throughout Europe and the Asia/Pacific and Latin America regions. Our international presence and expansion exposes us to risks not present in our U.S. operations, such as:

        o the difficulty in managing an organization spread over various countries located across the world;

        o unexpected changes in regulatory requirements in countries where we do business;

        o       excess taxation due to overlapping tax structures;

        o fluctuations in foreign currency exchange rates, which may be aggravated in European markets by the recent introduction of the Euro currency;

        o export license requirements and restrictions on the export of certain technology, especially encryption technology;

        o       trade restrictions;

        o       changes in tariff and freight rates; and

        o depressed regional and economic conditions, such as those currently affecting many regions in Asian markets.

Despite these risks, we believe that we must continue to expand our operations in international markets to support our growth. To this end, we intend to establish additional foreign sales operations, expand our existing offices, hire additional personnel, expand our international sales channels and customize our products for local markets. If we fail to execute this strategy, our international sales growth will be limited.




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To date, we have primarily denominated our revenues from international operations in United States dollars; however, we will increasingly denominate sales in local foreign currencies in the future. An increase in the value of the United States dollar relative to foreign currencies would make our products more expensive and, therefore, potentially less competitive in foreign markets. In addition, even if we successfully expand our international operations, we may not be able to maintain or increase international market demand for our products.

WE RELY ON INDIRECT DISTRIBUTION CHANNELS

Although our direct sales have accounted for a majority of our revenues in this quarter, we expect to continue to license a significant percentage of our products to end users through indirect distribution channels in the future. Our indirect distribution channel partners include:

        o original equipment manufacturers that bundle our products with products that they sell to their customers;

        o managed service providers, such as telecommunications companies and Internet service providers, that host networking and Internet operations for business customers; and

        o consultants and systems integrators that incorporate our products into customized solutions that they have implemented for their customers.

Our future performance will also depend, in part, on our ability to both retain the channel partner relationships we have built and attract new channel partners to market and support our products effectively, especially in new markets. We cannot assure you that revenue from channel partners that accounted for significant revenues in past periods will continue or, if continued, will reach or exceed past performance levels. In addition, we often depend upon our channel partners to install and support our products for end users. If our channel partners fail to provide adequate installation and support, end users of our products could cease using, or improperly implement and operate, our products. Such a failure could substantially increase our customer support costs and adversely affect our business.

POTENTIAL FUTURE ACQUISITIONS OR INVESTMENTS

We have recently acquired Netrex, Inc. and NJH Security Consulting. As part of our growth strategy, we may continue to acquire or may make investments in, companies with products, technologies or professional services capabilities complementary to our solutions. In our recent acquisitions as well as in future acquisitions we could encounter difficulties in assimilating new personnel and operations into our company. These difficulties may disrupt our ongoing business, distract our management and employees, increase our expenses and adversely affect our results of operations. These difficulties could also include accounting requirements, such as amortization of goodwill or in-process research and development expense. We cannot be certain that we will successfully overcome these risks with respect to any or our recent or future acquisitions or that we will not encounter other problems in connection with our recent or any future acquisitions. In addition, any future acquisitions may require us to incur debt or issue equity securities. The issuance of equity securities could dilute the investment of our existing stockholders.





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WE DEPEND ON OUR KEY PERSONNEL

Our future success also depends on our continuing ability to attract and retain highly qualified engineers, managers and sales and professional services personnel. The competition for employees at all levels of the software industry, especially those with experience in the relatively new discipline of security software, is increasingly intense.

WE DEPEND ON OUR INTELLECTUAL PROPERTY RIGHTS AND USE LICENSED TECHNOLOGY

We rely primarily on copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect our proprietary rights. We also believe that the technological and creative skills of our personnel, new product developments, frequent product enhancements, our name recognition, our professional services capabilities and delivery of reliable product maintenance are essential to establishing and maintaining our technology leadership position. We cannot assure you that our competitors will not independently develop technologies that are similar to ours.

We seek to protect our software, documentation and other written materials under the trade secret and copyright laws, which afford only limited protection. We have also submitted two United States patent applications. Patents may not issue from these applications or, if issued, may not provide any meaningful competitive advantages to us.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy aspects of our products or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products is difficult. While we cannot determine the extent to which piracy of our software products occurs, we expect software piracy to be a persistent problem. In addition, the laws of some foreign countries do not protect our proprietary rights to as great an extent as do the laws of the United States and many foreign countries do not enforce these laws as diligently as U.S. government agencies and private parties.

We are not aware that any of our products infringes the proprietary rights of others, but it is conceivable that our current or future products may infringe the proprietary rights of others. In fact, in July 1998 Network Associates, one of our competitors, filed a lawsuit against us alleging that our Real Secure product violated a patent claim for intrusion detection technology held by Network Associates. The parties resolved this lawsuit in July 1999 without any material affect on our business, operating results or financial condition.

We expect the number of intellectual property infringement lawsuits against software companies to increase. Any such claims, with or without merit, could be time consuming, result in costly litigation, cause product shipment delays or require us to enter into royalty or licensing agreements.

WE LACK CERTAIN TRADEMARK PROTECTION

We currently cannot obtain trademark protection on the name "Internet Security Systems" due to its general use in a variety of security-related applications. While we have in the past taken and will continue to take action against any use of that name in a manner that may create confusion for our products in our current or future markets, we may not be successful in these efforts.





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WE FACE POTENTIAL PRODUCT LIABILITY EXPOSURE AND PRODUCT DEFECTS

Many organizations use our products for critical functions of monitoring and enhancing network security. As a result, we risk product liability and related claims for our products if they do not adequately perform this function. In our licensing agreements, we typically seek to limit our liability for special, consequential or incidental damages, but these provisions may not in all cases be enforceable under applicable laws. In addition, we currently have $2.0 million of product liability insurance coverage that, subject to customary exclusions, covers claims resulting from failure of our products or services to perform their intended function or to serve their intended purpose. A product liability claim, to the extent not covered by our insurance, could materially and adversely affect our business, operating results and financial condition.

Complex software products such as ours may contain undetected "bugs" that, despite our testing, are discovered only after installation and use by our customers. The occurrence of these bugs could result in adverse publicity, loss of or delay in market acceptance or claims by customers against us, any of which could have a material adverse effect upon our business, operating results and financial condition. Customers who deploy or use our products improperly or incompletely may experience temporary disruptions to their computer networking systems, which could damage our relationship with them and our reputation. Our current products may not be error-free and it is extremely doubtful that our future products will be error-free. Furthermore, computers are manufactured in a variety of different configurations with different operating systems (such as Windows, Unix, Macintosh and OS/2) and embedded software. As a result, it is very difficult to comprehensively test our software products for programming or compatibility errors. Errors in the performance of our products, whether due to our design or their compatibility with products of other companies, could hinder the acceptance of our products.





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